EXHIBIT 10.4

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Separation Agreement”), by and between JOANN Inc. (the “Company”) and Janet Duliga (“you” and similar words), sets forth certain terms of your separation from the Company and its subsidiaries (including certain requirements under your Agreement, dated as of October 30, 2020, with Jo-Ann Stores, LLC (“Jo-Ann LLC”) (the “Severance Agreement”)), including certain terms required in order for you to receive certain separation payments and benefits, as set forth in detail below.

By signing this Separation Agreement, you and the Company agree as follows:

1.
Status of Employment

You agree that, effective September 15, 2023 (the “Separation Date”), you will no longer serve as the Company’s Executive Vice President, Chief Administrative Officer and your employment with the Company and all of its subsidiaries is terminated. You further agree that your termination of employment on the Separation Date shall be treated as set forth in Section 2 of this Separation Agreement. You also agree that, as of the Separation Date, you will terminate from all other positions you hold (if any) as an officer, employee or director of the Company and the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.

2.
Severance Benefits

In consideration for you (a) signing this Separation Agreement, and (b) signing, no earlier than the Separation Date and no later than 45 days following the Separation Date, a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), and letting the Release become effective as set forth in the Release:

(i)
for purposes of the Severance Agreement, this Separation Agreement and related agreements, your separation from the Company will be deemed an involuntary termination of your employment by the Company and its subsidiaries and affiliates without Cause prior to a Change of Control (as described in the Severance Agreement); and
(ii)
you will receive the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in lieu of and deemed to fully satisfy any amounts due under the Severance Agreement, the Stock Option Plan of Jo-Ann Stores Holdings, Inc. and applicable award agreements thereunder (the “2012 Equity Plan”) and/or the JOANN Inc. 2021 Equity Incentive Plan, as amended or amended and restated from time to time, and applicable award agreements thereunder (the “2021 Equity Plan” and, together with the 2012 Equity Plan, the “Equity Plans”), and other compensation arrangements of the Company and its subsidiaries and affiliates. You acknowledge and agree that the Severance Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Separation Agreement and the Release.

3.
Restrictive Covenants

By signing this Separation Agreement, you acknowledge that, subject to applicable law, you will continue to abide by the restrictive covenants to which you are subject, including as set forth in or applicable under the Equity Plans and Section 13 of the Severance Agreement, which expressly survive the termination of your employment without Cause pursuant to their terms.

Notwithstanding anything in this Separation Agreement, the Equity Plans, or the Severance Agreement to the contrary, nothing in such documents prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

No Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. By executing this Separation Agreement you represent that, as of the date you sign this Separation Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives. You acknowledge and agree that you have in a timely manner received or waived all applicable notices required under the Severance Agreement, or otherwise, in connection with the termination of your employment with the Company. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments or your indemnification agreement with the Company.

4.
Limitations

Nothing in this Separation Agreement or the Severance Agreement shall be binding upon the parties hereto to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Separation Agreement or the Severance Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and enforced to the fullest extent allowed by law.

5.
Material Breach

You agree that in the event of any breach of any provision of the restrictive covenants described in Section 3 of this Separation Agreement, the Company will be entitled to equitable and/or injunctive relief and, because the damages for such a breach will be impossible or impractical to determine and will not therefore provide a full and adequate remedy, the Company or (as applicable) any and all past, present or future parents, subsidiaries and affiliates of the Company (the “JOANN Companies”) will also be entitled to specific performance by you. Except with respect to any clawback rights the Company may have with respect to equity or incentive awards under the Equity Plans, no amount owing to you under this Separation Agreement shall be subject to set-off or reduction by reason of any claims that the Company and its subsidiaries and affiliates have or may have against you. You will be entitled to recover actual damages if the Company materially breaches this Separation Agreement, including any material unexcused late or non-payment of any amounts owed under this Separation Agreement, or any material unexcused failure to provide any other benefits specified in this Separation Agreement. Failure by any party hereto to enforce any term or condition of this Separation Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

6.
No Re-Employment

You understand that your employment with the Company is terminated on the Separation Date. You agree that you will not seek or accept employment with any of the JOANN Companies, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the JOANN Companies have no obligation to consider you for any future employment or assignment.

7.
Review of Separation Agreement

This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Separation Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Separation Agreement are contingent on your (a) signing this Separation Agreement and (b) signing the Release no earlier than the Separation Date and no later than 45 calendar days following the Separation Date, and not revoking the Release.

8.
Return of Property

You affirm that you have returned, or will have returned within a reasonable time after the Separation Date, to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased motor vehicles, equipment, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.

9.
Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy as in effect from time to time.

10.
Non-Disparagement

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, the JOANN Companies, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and the JOANN Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation the Company and its subsidiaries and affiliates, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. This Section 10 does not apply to truthful testimony compelled by applicable law or legal process.

11.
Tax Matters

By signing this Separation Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits, all amounts payable to you under this Separation Agreement will be subject to applicable tax withholding by the Company or its subsidiaries or affiliates, and the Company has not made any representations or guarantees regarding the tax result for you with respect to any income recognized by you in connection with this Separation Agreement or the Severance Benefits.

Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, the tax treatment of the benefits provided under this Separation Agreement is not warrantied or guaranteed. Neither the Company, its affiliates nor their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you (or any other individual claiming a benefit through you) as a result of this Separation Agreement.

12.
Nature of Agreement

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or JOANN Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Separation Agreement and the Release contain the entire agreement between the Company, other JOANN Companies and you regarding your departure from the Company, except that all post-employment covenants contained in the Severance Agreement or Equity Plans remain in full force and effect. The Severance Benefits are in full satisfaction of any severance benefits under the Severance Agreement and the Equity Plans, and of any other compensation arrangements between you and the Company or the JOANN Companies. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the state of Ohio, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Ohio. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Separation Agreement as of the dates set forth below.

JANET DULIGA

/s/ Janet Duliga_______________________

Date: September 15, 2023

JOANN INC.

By: /s/ Ann Aber_____________________

Name: Ann Aber

Title: Senior Vice President, Chief Legal

Officer & Secretary

Date: September 15, 2023

EXHIBIT 10.4

Exhibit A

Release

This Release (this “Release”) is entered into by and between Janet Duliga (“Executive”) and JOANN Inc. (the “Company”) (collectively, the “Parties”) as of the __xx___ day of September, 2023.

NOW, THEREFORE, and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Employment Status. Executive’s employment with the Company terminated effective as of September 15, 2023.

2. Payments and Benefits. Following the effectiveness of the terms set forth herein, the Company shall provide Executive with certain benefits as provided in that certain Separation Agreement and Release between the Company and Executive dated as of September 15, 2023 (the “Separation Agreement”), which modifies Section 1 of that certain Agreement between Jo-Ann Stores, LLC and Executive dated as of October 30, 2020 (the “Agreement”). Such benefits shall be provided in accordance with the terms, and subject to the conditions, of the Separation Agreement. Executive agrees that the consideration set forth above reflects adequate consideration for the release of any potential claims that Executive may have arising from Executive’s employment and separation from employment with the Company.

3. No Liability. This Release does not constitute an admission by the Company, or its directors, managers, officers, employees, affiliates or agents, or Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Claims Released by Executive. In consideration of the payments and benefits described in Section 2 of this Release, and by signing this Release, Executive agrees on behalf of Executive and her agents, heirs, executors, administrators and assigns to unconditionally release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates, and each of their respective agents, directors, managers, officers, employees, partners, shareholders, members, representatives, successors, insurers, assigns and all persons acting by, through, under or in concert with any of them (“Releasees”) from any and all actions, complaints, claims, liabilities, obligations, promises, agreements, damages, demands, losses, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws prohibiting discrimination (including but not limited to the Federal Age Discrimination in Employment Act) and claims for wrongful discharge, breach of contract, either oral or written, breach of any employment policy or any other claim against Releasees which Executive now has, heretofore had or at any time hereafter may have against Releasees arising prior to the date hereof and arising out of or in connection with Executive’s employment or separation from employment with the Company.

Executive acknowledges and understands that this is a general release which releases the Releasees from any and all claims that Executive may have under federal, state or local laws or common law, including but not limited to claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Ohio Civil Rights Act, Ohio Revised Code 4112.01 et seq., and the Ohio Whistleblowers’ Protection Act. This Release does not apply to any claim that as a matter of law cannot be released, or to any rights or claims that may arise after the date Executive executes this Release, and nothing herein shall release the Company from any obligation under the Agreement. Further, nothing herein prevents Executive from instituting any action to challenge the validity of this Agreement under the ADEA

Without limiting the foregoing, Executive represents that she understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against Releasees as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the ADEA. Executive acknowledges that as of the date she signs this Release, Executive may have certain claims under the ADEA and Executive voluntarily relinquishes any such claims by signing this Release.

Nothing in this Release will prohibit Executive from cooperating with the Equal Employment Opportunity Commission (“EEOC”) or any similar state and local agencies in any future investigation against the Company, but Executive acknowledges that this Release will bar Executive from recovering any funds in any future proceeding, including any brought by the EEOC or any state and local agencies. Further, Executive specifically waives any right to receive any benefit or remedy as a consequence of filing a charge of discrimination with the EEOC or any similar state and local agencies. Notwithstanding the foregoing, Executive does not give up the right to any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002.

Executive and the Company agree that this Release may be introduced into evidence by a party in the event either party attempts to or actually commences any legal, equitable or administrative action, arbitration or other proceeding against the other party or any of its affiliated entities or any of the Releasees.

5. Confidentiality/Non-Disparagement/Restrictive Covenants. Executive agrees not to divulge to third parties or use any confidential or Company proprietary information gathered or learned by Executive in the scope of her employment with the Company. Confidential information includes, but is not limited to, information in oral, written or recorded form regarding business plans, trade or business secrets, Company financial records, supplier contracts or relationships, or any other information that the Company does not regularly disclose to the public. To the extent that Executive has any doubt, either now or in the future, as to whether information Executive possesses is confidential or Company proprietary, Executive should contact the undersigned for clarification before divulging or using such information. Executive understands and agrees that divulging such information to third parties or Executive’s unauthorized use of it would cause serious competitive harm to the Company. Confidential information shall exclude: (a) information that is generally known by or available for use by the public, (b) information that was known by Executive prior to her employment with the Company (including its predecessor in interest, affiliates and subsidiaries), or (c) information that is required to be disclosed pursuant to applicable law or a court order. If information is required to be disclosed because of a court order, Executive must notify the Company’s Chief Legal Officer immediately.

Executive agrees that the terms of this Release are confidential and that Executive will not disclose any information concerning this Release to any person other than Executive’s immediate family members and professional advisors who also agree to keep said information confidential, not to disclose it to others and not to use such information for any purpose other than advising Executive with respect to Executive’s rights and obligations under this Release. Executive also may make such disclosures as are required by law. Any disclosure in violation of the foregoing is a material breach of this Release giving rise to an appropriate remedy as determined by a court of law or equity.

Executive agrees that she is prohibited from and will refrain from sharing all Company-related materials in Executive’s possession with those who have not been authorized to receive such information, including but not limited to any competitors or retailers selling crafts, fabrics or other product lines also sold by the Company.

Executive acknowledges that she remains subject to the restrictive covenants referenced in Section 13 of the Agreement.

Each Party covenants not to make any disparaging statements or comments about the other parties to any person or entity by any medium, whether oral or written.

6. Governing Law. To the extent not preempted by the laws of the United States, the laws of the State of Ohio, applicable to contracts made and to be performed wholly within that state, shall be the controlling law in all matters relating to this Release.

7. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms. Executive is hereby advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that she was given a period of forty-five (45) calendar days within which to consider and execute this Release, and to the extent that she executes this Release before the expiration of the 45-day period, she does so knowingly and voluntarily and only after consulting her attorney.

8. Revocation. Executive understands that she has a period of seven (7) calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if she revokes this Release, it will be null and void in its entirety and Executive will not be entitled to any payments or benefits provided in Section 2.

9. Miscellaneous. This Release (and the Separation Agreement) is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company, except those provisions of the Agreement that survive the termination of Executive’s employment and agreements that Executive has entered into with the Company pertaining to confidentiality or ownership of intellectual property or Company proprietary information. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein and in the Agreement in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company to carry out the provisions of this Release.

10. Counterparts. This Release may be executed by the Parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Release on the date first set forth above.

EXECUTIVE

[exhibit copy not for signature]

Janet Duliga

JOANN INC.

By: [exhibit copy not for signature]

Name:

Title:

Exhibit B

Severance and Other Benefits

Severance benefits under the Separation Agreement and the Severance Agreement, which severance benefits will consist of the following:

•
Payment of all accrued but unpaid base salary earned by you through the Separation Date. This amount will be payable to you in accordance with normal payroll practices;
•
Payment of an amount equal to $485,000. This amount represents twelve (12) months of your annual base salary as in effect on the Separation Date, which you agree is in lieu of and in full satisfaction of the Company’s obligations under Section 1 of the Severance Agreement. This amount will be paid in a single lump sum via payroll on the pay date immediately following the date the Release becomes effective and irrevocable in accordance with its terms;
•
Your outstanding Company equity awards will be governed by the applicable terms of the Equity Plans for such awards. In particular:
o
To the extent that any of your stock option awards granted in 2016, 2019, 2020, 2021, 2022 and 2023 remain unvested as of the Separation Date, such unvested portions will be immediately forfeited without consideration;
o
To the extent that any of your restricted stock units granted in 2021, 2022 and 2023 remain unvested as of the Separation Date, such unvested portions will be immediately forfeited without consideration; and
o
To the extent that you hold any stock option awards that are vested as of the Separation Date, such vested portions will be exercisable after the Separation Date in accordance with their applicable terms.